Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Signs Binding Multiyear Agreement to Supply LG Energy Solution with Battery-Grade Lithium Carbonate

OVERLAND PARK, Kan. (Nov. 10, 2022) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced the signing of a binding, multiyear supply agreement to provide LG Energy Solution (LGES; KRX: 373220), a leading global manufacturer of lithium-ion batteries for electric vehicles and energy storage systems, with battery-grade lithium carbonate from its Ogden, Utah solar evaporation lithium brine development.

Per the terms of the agreement, Compass Minerals would deliver up to 40% of its planned, phase-one battery-grade lithium carbonate production to LGES for an initial 6-year term from supply commencement. Purchase pricing will be based on market index under the agreement.

As previously announced, the company expects an annual commercial production capacity of approximately 35 kMT lithium carbonate equivalent (LCE) once fully operational, with an initial phase-one capacity of approximately 11 kMT battery-grade lithium carbonate coming online by 2025.

“This binding supply agreement represents an important milestone for our company’s entry into a rapidly growing domestic lithium market,” said Chris Yandell, head of lithium for Compass Minerals. “We are excited to partner with a proven manufacturing leader like LGES to help enable the buildout of a robust and secure advanced battery supply chain.”

Compass Minerals is pursuing the sustainable development of an approximately 2.4 mMT LCE resource on the Great Salt Lake, readily available for extraction through existing permits, water rights and operational infrastructure at the company’s Ogden facility, the largest of its kind in the Western Hemisphere.

“This offtake agreement with Compass Minerals culminates our continued endeavors to establish a stable supply for critical minerals in North America, as we adapt to recent regulatory changes and intensifying competition over key battery raw materials,” said Dongsoo Kim, Senior Vice President of the Procurement Center at LG Energy Solution.

The signed supply agreement represents the culmination of negotiations between Compass Minerals and LGES following the previously announced signing of a non-binding Memorandum of Understanding (MOU) between the two companies in June of 2022. The supply agreement is subject to the successful start of commercial-scale, lithium carbonate production at Compass Minerals’ Ogden facility and full product qualification. The companies also expect to negotiate in good faith on a portion of Compass Minerals’ anticipated phase-two production of battery-grade lithium hydroxide.

Additional information regarding Compass Minerals’ lithium development plans, including recent announcements on the company’s selected technology provider, estimated capital and cost intensity, and the results of a third-party life cycle assessment on phase-one of development, can be found on the investor section of the company’s website at investors.compassminerals.com.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward-Looking Statements and Other Disclaimers

This press release may contain forward-looking statements including, without limitation, statements about the company's lithium development project, including its expected production capacity, timing and sustainability. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Transitional and Quarterly Reports on Forms 10-KT and 10-Q, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the lithium mineral resource identified by the company’s initial assessment will be converted into an economically extractable mineral reserve.

Media Contact	Investor Contact
Rick Axthelm	Brent Collins
Chief Public Affairs and Sustainability Officer	Vice President, Investor Relations
+1.913.344.9198	+1.913.344.9111
MediaRelations@compassminerals.com	InvestorRelations@compassminerals.com